Exhibit 10.1

[DEALER]1

[ADDRESS]

[ADDRESS]

[__], 2025

To:	Cohu, Inc.
[ADDRESS]
[ADDRESS]

Re: [Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [DEALER] (“Dealer”) and [COUNTERPARTY](“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement (as defined below) evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated [__], 2025 (the “Offering Memorandum”) relating to the [__]% Convertible Senior Notes due [ ] (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD [__________] (as increased by [up to]2 an aggregate principal amount of USD [__________] [if and to the extent that]3 [pursuant to the exercise by]4 the Initial Purchasers (as defined herein) [exercise]5 [of]6 their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]7 dated [__], 2025 between Counterparty and [__________], as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]8 [Indenture as executed]9. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section [10.01(h)]10 of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section [14.07]11 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(i)(iii) below) unless the parties agree otherwise in writing. For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

1 Include Dealer name, address and, if applicable, logo.

2 Include in the Base Call Option Confirmation.

3 Include in the Base Call Option Confirmation.

4 Include in the Additional Call Option Confirmation.

5 Include in the Base Call Option Confirmation.

6 Include in the Additional Call Option Confirmation.

7 Insert if Indenture is not completed at the time of the Confirmation.

8 Include in the Base Call Option Confirmation.  Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.

9 Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

10 Include cross-reference to Indenture section permitting amendments without holder consent to conform the Indenture to the Description of Notes.

11 Include cross-reference to Indenture section governing common stock change events.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine (other than Sections 5‑1401 and 5-1402 of the General Obligations Law)), (ii) in respect of Section 5(a)(vi) of the Agreement, the election that the “Cross Default” provisions shall apply to Dealer with (a) a “Threshold Amount” with respect to Dealer of three percent of the shareholders’ equity of [Dealer][[Dealer Parent] (“Dealer Parent”)] as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) and (c) the following language added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due” and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, (iii) the modification that the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and (iv) the modification that following the payment of the Premium, the condition precedent in Section 2(a)(iii) of the Agreement with respect to Events of Default or Potential Events of Default (other than an Event of Default or Potential Event of Default arising under Section 5(a)(ii), 5(a)(iv) or 5(a)(vii) of the Agreement) shall not apply to a payment or delivery owing by Dealer to Counterparty) on the Trade Date.

In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not constitute a “Transaction” or “Specified Transaction” as defined in any such existing or deemed to be existing ISDA Master Agreement between Dealer and Counterparty, and the occurrence of an Event of Default, Termination Event or other event under this Transaction shall not, by itself, give rise to any right or obligation under any other ISDA Master Agreement or other agreement or deemed agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows: General Terms.

Trade Date: Effective Date:	[__], 2025 The closing date of the [initial][12] issuance of the Convertible Notes [issued pursuant to the option to purchase additional Convertible Notes exercised on the date hereof][13]

12 Include in the Base Call Option Confirmation.

13 Include in the Additional Call Option Confirmation.

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 1.00 per share (Exchange symbol “COHU”).

Number of Options:	[_______][14]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [______][15].

Strike Price:	USD [______]

Cap Price:	USD [______]

Premium:	USD [______]

Premium Payment Date:	The Effective Date

Exchange:	The Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section [14.04(g)] [16] and Section [14.03] [17] of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than (x) any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date or (y) any conversion of a Convertible Note in respect of which the “Holder” (as such term is defined in the Indenture) of such Convertible Note would be entitled to an increase in the “Conversion Rate” (as such term is defined in the Indenture) pursuant Section [14.03] of the Indenture (any such conversion described in clause (x) or clause (y), an “Early Conversion”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the “Holder” (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section [14.02(b)][19] of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section [14.12][20] of the Indenture.

14 For the Base Call Option Confirmation, this is equal to the number of Convertible Notes in principal amount of $1,000 initially issued on the closing date for the Convertible Notes.  For the Additional Call Option Confirmation, this is equal to the number of additional Convertible Notes in principal amount of $1,000.

15 Insert the initial Conversion Rate for the Convertible Notes.

16 Include cross-reference to Indenture section(s) containing discretionary adjustments to the Conversion Rate by Counterparty.

17 Include cross-reference to Indenture section(s) governing make-whole adjustments to the Conversion Rate.

18 Include cross-reference to Indenture section(s) governing make-whole adjustments to the Conversion Rate.

19 Include cross-reference to Indenture section(s) setting forth the requirements for conversion of the Convertible Notes.

20 Include cross-reference to section of the Indenture containing provisions for exchange in lieu of conversion.

Free Convertibility Date:	[October 15, 2030][21]

Expiration Time:	The Valuation Time

Expiration Date:	[January 15, 2031][22], subject to earlier exercise.

Multiple Exercise:Automatic Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date, in respect of which a “Notice of Conversion” (as defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as defined in the Indenture), a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated [__], 2025 between Dealer and Counterparty (the “Base Call Option Confirmation”),][23] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Automatic Exercise of Remaining Repurchase Options After	Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

21 To match the free convertibility date specified in the Convertible Notes.

22 To match the Maturity Date of the Convertible Notes.

23 Include for Additional Call Option Confirmation only.

Free Convertibility Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date that it does not wish Automatic Exercise to occur with respect to any Remaining Repurchase Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Transaction Confirmation)][24] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Convertible Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were converted with a “Conversion Date” (as defined in the Indenture) occurring on or after the Free Convertibility Date and (ii) the Relevant Settlement Method applied to such Convertible Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Convertible Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events (as defined below) (other than Repayment Events pursuant to the terms of the Indenture) described in clause (y) of Section 9(i)(iv) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated hereunder relating to Repurchase Events during the term of the Transaction [and the number of Repayment Options (as defined in the Base Call Option Confirmation) terminated under the Base Call Option Confirmation relating to Repurchase Events (as defined therein) during the term of the “Transaction” under the Base Call Option Confirmation][25]. Counterparty shall notify Dealer in writing of the number of Remaining Repurchase Options before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date.

24 Insert for Additional Call Option Confirmation only.

25 Insert for Additional Call Option Confirmation only.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 p.m. (New York City time) on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation hereunder in good faith and in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs and losses (limited to losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions (including the unwinding of any hedge position) as a result of its not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty); provided further that if the Relevant Settlement Method for such Options is Cash Settlement or (y) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by email) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in Cash (as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to “Holders” (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”). If Counterparty fails to timely provide such Notice of Final Settlement Method, it shall be deemed to have provided a Notice of Final Settlement Method indicating that the Relevant Settlement Method is Net Share Settlement and that the settlement method for the related Convertible Notes is a combination of cash and shares with a Specified Cash Amount of USD 1,000. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the regular trading session is extended, the Calculation Agent shall determine the Valuation Time.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, with respect to any date, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time on any Scheduled Valid Day for more than one-half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.
Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected, or is deemed to have elected, to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section [14.02(a)(v)(C)][26] of the Indenture with a Specified Cash Amount equal to USD 1,000, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section [14.02(a)(v)(C)][27] of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section [14.02(a)(v)(B)][28] of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

26 Include cross-reference to section of the Indenture containing provisions for combination settlement of the Convertible Notes.

27 Include cross-reference to section of the Indenture containing provisions for combination settlement of the Convertible Notes.

28 Include cross-reference to section of the Indenture containing provisions for cash settlement of the Convertible Notes.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page [ ] <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, then a “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, then “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “COHU <equity> AQR” (or if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option, the 50 consecutive Valid Days commencing on, and including, the 51st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

	Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

	Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value,” “Daily Share Amount” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to [the fourth sentence of the first paragraph of Section [14.04(c)][29] of the Indenture] or [the fourth sentence of Section 14.04(d)][30] of the Indenture).

29 Include cross-reference to provision in the Indenture for pass-through of distributed property, at the same time as it is received by holders of the Shares, in lieu of a Conversion Rate adjustment.

30 Include cross-reference to provision in the Indenture for pass-through of cash, at the same time as it is received by holders of the Shares, in lieu of a Conversion Rate adjustment.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment to the Convertible Notes under the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that the parties agree that (x) open market Share repurchases at prevailing market prices, and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices, volume-weighted average prices, or commercially reasonable discounts thereto, and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in clauses (x) and (y) above would not exceed 20% of the greater of (1) the number of Shares outstanding as of the Trade Date and (2) the number of Shares outstanding as of the end of the Issuer’s most recently completed fiscal quarter (in the case of this clause (2), as may be adjusted by the Calculation Agent in a commercially reasonable manner to subtract any outstanding Shares issued by the Issuer in transactions following the Trade Date that would not have reasonably been expected to increase the “free float” for the Shares), as determined by the Calculation Agent.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section [14.05)][31] of the Indenture, Section [14.07][32] of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will, in good faith and in a commercially reasonable manner, determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it in good faith and in a commercially reasonable manner, to the terms hereof in order to account for such Potential Adjustment Event;

31 Include cross-reference to Indenture section providing for adjustments where a Conversion Rate adjustment occurs during a period over which Last Reported Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Cash Amount or Daily Share Amounts are calculated.

32 Include cross-reference to Indenture section relating to common stock change events.

(ii)	in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section [14.04(b)][33] of the Indenture or Section [14.04(c)][34] of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section [14.04(b)][35] of the Indenture) or “SP0” (as such term is used in Section [14.04(c)][36] of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)	if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.

33 Include cross-reference to Indenture section providing for an adjustment to the Conversion Rate in connection with a below-market rights, options or warrants offering.

34 Include cross-reference to Indenture section providing for an adjustment to the Conversion Rate in connection with distributions of distributed property.

35 Include cross-reference to Indenture section providing for an adjustment to the Conversion Rate in connection with a below-market rights, options or warrants offering.

36 Include cross-reference to Indenture section providing for an adjustment to the Conversion Rate in connection with distributions of distributed property.

Dilution Adjustment Provisions:	Sections [14.04(a), (b), (c), (d) and (e)][37] and Section [14.07][38] of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in Section [14.07][39] of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section [14.04(e)][40] of the Indenture.

Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s commercially reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

37 Include cross-references to Indenture sections containing anti-dilution adjustments to the Conversion Rate.

38 Include cross-reference to Indenture section providing for adjustments where a Conversion Rate adjustment occurs during a period over which Last Reported Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Cash Amount or Daily Share Amounts are calculated.

39 Include cross-reference to Indenture section describing consequences of common stock change events.

40 Include cross-reference to Indenture section describing consequences of tender offers.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the phrases “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had an economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (i) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and (ii) in making any adjustment the Calculation Agent shall take into account volatility, liquidity and other commercially reasonable option pricing inputs relevant to the Shares or the Transaction, if any, in each case, before and after such Announcement Event.

An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by Issuer, any subsidiary, affiliate or authorized agent of Issuer, any Valid Third-Party Entity or any affiliate or authorized agent of such Valid Third-Party Entity (any such person or entity, a “Relevant Party”) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, or (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction involving Issuer;

(ii) the public announcement by Issuer of its intention to solicit, enter into, or explore strategic alternatives that may include a Merger Event or Tender Offer or an Acquisition Transaction; or

(iii) any subsequent public announcement by a Relevant Party of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) of this sentence, or any subsequent public announcement by Issuer of a change to a transaction or intention that is the subject of an announcement of the type described in clause (ii) of this sentence (including, without limitation, a new announcement, whether or not, in the case of clause (i), by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent.

For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that (1) Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction, as determined by the Calculation Agent (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or Options on the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions, and any such determination of a Change in Law shall be consistently applied by the Hedging Party across transactions similar to the Transaction and for counterparties similar to Counterparty.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”; and

(iii) Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above (which determination shall be consistently applied by the Hedging Party across transactions similar to the Transaction and for counterparties similar to Counterparty).

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer. The Determining Party agrees that it will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for any determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination or calculation, it being understood that the Determining Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination or calculation, as the case may be).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustment:	For the avoidance of doubt, whenever Hedging Party, Determining Party or the Calculation Agent makes an adjustment, calculation or determination permitted or required to be made pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment, calculation or determination made by reference to the Indenture), the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, calculation or determination in a commercially reasonable manner assuming that Dealer maintains a commercially reasonable hedge position.

4.	Calculation Agent.

Dealer; provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

All calculations, adjustments and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request (which may be by e-mail) from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation (which may be by e-mail) describing in reasonable detail the basis for any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

5.	Account Details.

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

[Bank:]	[_________][41]
[SWIFT:]	[_________]
[Bank Routing:]	[_________]
[Acct Name:]	[_________]
[Acct No.:]	[_________]

Account for delivery of Shares from Dealer:

[__________]

41 Insert Dealer’s account information.

6.	Offices.

	(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

	(b)	The Office of Dealer for the Transaction is: [____________][Inapplicable; Dealer is not a Multibranch Party]

7.	Notices.

	(a)	Address for notices or communications to Counterparty:

[ ]

With a copy to:

[____________]

		Attention:	[____________]
		Telephone:	[____________]
		Email:	[____________]

	(b)	Address for notices or communications to Dealer:

[____________][42]

		Attention:	[____________]
		Telephone:	[____________]
		Email:	[____________]

[With a copy to:

[____________]

		Attention:	[____________]
		Telephone:	[____________]
		Email:	[____________]]

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of [__], 2025, among Counterparty and [____________], as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

42 Insert Dealer’s notice contact information.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by‑laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	[Reserved]

(d)

Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)

No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(h)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; (C) has consulted with its own legal, regulatory, tax, business, investments, financial and accounting advisors with respect to the Transaction to the extent that it has deemed necessary; and (D) has total assets of at least USD 50 million.

(i)

The assets of Counterparty used to pay the Premium do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by reason of Department of Labor Regulation 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

(j)

On and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty will be able to continue as a going concern; (E) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) Counterparty would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(k)

Counterparty represents and warrants that it has not applied, and shall not, without the consent of Dealer, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that Counterparty may apply for Restricted Financial Assistance if (x) Counterparty either (a) determines based on advice of outside counsel reasonably satisfactory to the Dealer that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects) and (y) on the basis of which Dealer consents to Counterparty’s application for such Restricted Financial Assistance (such consent not to be unreasonably withheld or delayed).  Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(l)

[Counterparty has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.][43]

9.	Other Provisions.

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

43 Include for applicable Dealers.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice (which, for the avoidance of doubt may be by email) of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__][44] million (in the case of the first such notice) or (ii) thereafter more than [__][45] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act (as defined below), Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 9(b)).

Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of commercially reasonable hedging activities and any commercially reasonable losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable and documented out-of-pocket fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any commercially reasonable loss or liability by reason of such settlement or judgment.

Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.

44 Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by [0.5]%. To be based on Dealer with highest Applicable Percentage.
45 Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by a further [0.5]% from the threshold for the first Repurchase Notice. To be based on Dealer with highest Applicable Percentage.

If the indemnification provided for in this paragraph (b) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.

The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment;

(E)

Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment) an amount less than the amount it would have been entitled to receive from Counterparty in the absence of such transfer or assignment;

(F)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(G)

Without limiting the generality of clause (B), the transferee or assignee shall make such Payee Tax Representations and provide a properly executed IRS Form W-9 and any such other tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer or assignment; and

(H)

Counterparty shall be responsible for all reasonable and documented out-of-pocket costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all, but not less than all, of its rights or obligations under the Transaction to any Affiliate or branch of Dealer that (i) is a nationally recognized dealer in equity derivatives similar to the Transaction and (ii)(A) has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment or (B) whose obligations will be guaranteed, pursuant to the terms of a customary guarantee used generally for similar transactions, by Dealer or its ultimate parent, in each case, if the following conditions are satisfied: (1) the transferee or assignee agrees in writing with Dealer to be bound by the terms of this Confirmation with respect to the transferred or assigned obligations; (2) as of the date of such transfer or assignment, and giving effect thereto, the Counterparty will not (x) receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have been entitled to receive from Dealer in the absence of such transfer or assignment or (y) be require to pay such transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; (3) no Event of Default where Dealer is the Defaulting Party or Termination Event where Dealer is the sole Affected Party has occurred and is continuing at the time of the transfer or assignment, and no Event of Default or Termination Event will occur with respect to Counterparty, Dealer or the transferee or assignee as a result of such transfer or assignment; (4) if to a transferee or assignee incorporated or organized in a jurisdiction other than the United States or United Kingdom, after giving effect to such transfer or assignment, no material adverse legal or regulatory consequence shall result to Dealer, Counterparty or the transferee or assignee as a result of such transfer or assignment; (5) either (x) the transferee or assignee is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code or (y) the transfer or assignment does not otherwise constitute a “deemed exchange” by Counterparty within the meaning of Section 1001 of the Code; and (6) Dealer shall have provided prompt written notice to Counterparty of such transfer or assignment.

If at any time at which (A) the Section 16 Percentage exceeds 9.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions), then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions).

In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (each, a “Dealer Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. For the avoidance of doubt, the representations and covenants with respect to Sections 9(z)(i) and 9(z)(ii) shall remain unaffected by such designation. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)

Staggered Settlement. If, upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would have a legal or a regulatory concern if it were to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Insert any relevant agency provisions][Reserved].

(h)

[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][Reserved.][46]

(i)	Additional Termination Events/Conversion Events/Repayment Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder (as such term is defined in the Indenture):

(A)	Counterparty shall, within five Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute a Conversion Event. “Conversion Event” means an event as provided in this clause (i);

46 Include for applicable Dealers.

(B)	upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Valid Day following the Conversion Date for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes][47] and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Additional Termination Event has occurred and an Early Termination Date had been designated in respect of a transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the other provisions of the Agreement shall apply as if an Additional Termination Event had occurred); provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including any cash payable as the result of an adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to Section [14.03][48] of the Indenture) and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including any Shares deliverable as the result of an adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to Section [14.03][49] of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the conversion of such Affected Convertible Note (the “Conversion Settlement Date”), minus (y) the Synthetic Instrument Adjusted Issue Price per Affected Convertible Note on the Conversion Settlement Date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

“Synthetic Instrument Adjusted Issue Price” shall mean the amount determined by the Calculation Agent by reference to the table set forth below based on the relevant Conversion Settlement Date (the “Synthetic Instrument AIP Table”).[50] If the relevant Conversion Settlement Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the dates immediately preceding and immediately following the relevant Conversion Settlement Date;

47 Include in Additional Call Option Confirmation only.
48 Include cross-reference to Indenture section(s) governing make-whole adjustments to the Conversion Rate.
49 Include cross-reference to Indenture section(s) governing make-whole adjustments to the Conversion Rate.
50 Table to be filled out by calculating the synthetic adjusted issue price of a Convertible Note after giving effect to the integration pursuant to Section 1.1275-6 of the United States Treasury Regulations of the Transaction (and other call option transactions with respect to such Convertible Note entered into by the Counterparty) and the Convertible Note.

Conversion Settlement Date/Repayment Date	Synthetic Instrument Adjusted Issue Price
[Notes closing date]	USD[_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ]	USD [_______]
[ ][51]	USD 1,000.00

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding as if the circumstances related to such Early Conversion had not occurred; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options; provided, however, the Transaction shall terminate upon such reduction if, after such reduction, the Number of Options is zero.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section [6.01][52] of the Indenture, which event of default has resulted in the Convertible Notes becoming due and payable under the terms thereof, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)

Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

51 To be the maturity date for the Convertible Notes.
52 Include cross-reference to the Indenture section containing events of default.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (v) pursuant to Section [10.01(c)][53] of the Indenture, (w) pursuant to Section [10.01(h)][54] of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum, (x) pursuant to Section [10.01(h)][55] of the Indenture, (y) pursuant to Section [14.07][56] of the Indenture, or (z) pursuant to Section [10.01(a)] of the Indenture that, as determined by Calculation Agent, cures any ambiguity, omission, defect or inconsistency in the Indenture or in the Convertible Notes), in each case, without the consent of Dealer.

(iv)

Within five Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event resulting from the redemption of any Convertible Notes by Counterparty or from the repurchase of any Convertible Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture), shall notify Dealer in writing of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may, at its option, notify Dealer of such Repayment Event, in each case, including the number of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty set forth in Section 8(f) hereunder as of the date of such Repayment Notice [; provided further that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation][57].

Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any Repayment Notice delivered hereunder.

Upon receipt of any such Repayment Notice, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which in no event shall be earlier than the related settlement date for the relevant Repayment Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of such Convertible Notes specified in such Repayment Notice [minus the number of Repayment Options (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Convertible Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][57] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options.

53 Include cross-reference for Indenture section regarding adding guarantees with respect to the Notes.
54 Include cross-reference to Indenture section permitting amendments without holder consent to conform the Indenture to the Description of Notes.
55 Include cross-reference for Indenture section regarding amendments to irrevocably elect or eliminate a settlement method.
56 Include cross-reference to Indenture section governing common stock change events.
57 Include for additional capped call.
58 Include for additional capped call

Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated on the basis of an Additional Termination Event having or being deemed to have occurred in respect of a transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction, (4) the relevant Repayment Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (5) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to any Excluded Provision and (6) the corresponding Convertible Notes remain outstanding as if the circumstances related to such Repayment Event had not occurred (and, for the avoidance of doubt, the other provisions of the Agreement shall apply as if an Additional Termination Event had occurred); provided that, in the event of a Repayment Event pursuant to Section [15.02]5[59] of the Indenture or Section [16.01][60] of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount paid by the Counterparty per Convertible Note pursuant to the relevant sections of the Indenture over (II) the Synthetic Instrument Adjusted Issue Price determined by the Calculation Agent based on the date of payment of the relevant amounts to holders of the Convertible Note (the “Repayment Date”), as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(k) of this Confirmation. If the relevant Repayment Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Repayment Dates immediately preceding and immediately following the relevant Repayment Date.

“Repayment Event” means that (i) any Convertible Notes are repurchased (whether pursuant to Section [15.02][61] of the Indenture or Section [16.01][62] of the Indenture or otherwise) by Counterparty or any of its subsidiaries (including in connection with, or as a result of, a Fundamental Change (as defined in the Indenture), a redemption, a tender offer, exchange offer or similar transaction or for any other reason), (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid in full prior to the final maturity date of the Convertible Notes (other than upon acceleration of the Convertible Notes pursuant to Section [6.02][63] of the Indenture), or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.

For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, a combination of cash and Shares or any “Reference Property” (as defined in the Indenture)) pursuant to the terms of the Indenture shall not constitute a Repayment Event. Counterparty acknowledges and agrees that if a deemed Additional Termination Event has occurred under this Section 9(i)(iv), then any related Convertible Notes subject to a Repayment Event will be deemed to be cancelled and disregarded and no longer outstanding for all purposes hereunder.

59 Include cross-reference to Indenture section governing repurchase upon a fundamental change.
60 Include cross-reference to Indenture section governing optional redemption.
61 Include cross-reference to Indenture section governing repurchase upon a fundamental change.
62 Include cross-reference to Indenture section governing optional redemption.
63 Include cross-reference to Indenture section governing acceleration of the Convertible Notes.

(j)	Amendments to Equity Definitions; Agreement.

(i)

Section 11.2(e)(vii) of the Equity Definitions is hereby replaced in its entirety with the words “any other corporate event involving the Issuer that has a material effect on the theoretical value of the Shares or the Options, provided that such event is not based on (a) an observable market (other than the market for Issuer’s own stock) or (b) an observable index (other than an index calculated and measured solely by reference to Issuer’s own operations).”

(ii)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)

Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(k)

No Setoff.  The provisions of Section 2(c) of the Agreement will not apply to the Transaction. Each party (“X”) waives any and all rights it may have to set off delivery or payment obligations (whether absolute or contingent, matured or unmatured, and irrespective of the currency, place of payment or booking of the obligation) arising under the Agreement or the Transaction against any delivery or payment obligations of the other party to X, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, and 9.12 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)

Governing Law; Waiver of Jury Trial. This Confirmation will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine). Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election:

(i)	in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into a customary agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of a similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered secondary offerings of equity securities of a similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of a similar size; provided, however, that if the items referred to in clause (i) are not completed within a commercially reasonable time, or if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty;

(ii)	in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and use commercially reasonable efforts to obtain certificates and such other documentation (it being understood that no comfort letters or disclosure opinions are required) as is customary for private placement agreements for private placements of equity securities of a similar size, all reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement) of similar size; or

(iii)	purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer.

This Section 9(n) shall survive the termination, expiration or early unwind of the Transaction.

(o)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Dealer, and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Dealer relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone or add, in a commercially reasonable manner, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its commercially reasonable judgment (in the case of clause (i) below) or based on the advice of counsel (in the case of clause (ii) below), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) in the cash or options market, the stock loan market or other relevant market, or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided, further that no such Valid Day or any other date of valuation, payment or delivery may be postponed or added more than 50 Valid Days after the original Valid Day or any other date of valuation, payment or delivery, as the case may be.

(q)

Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

Promptly as reasonably practicable following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(t)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)

Early Unwind. In the event the sale of the [“Underwritten Securities”][64] [“Option Securities”][65] (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer an opinion of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

64 Insert for Base Call Option Confirmation.
65 Insert for Additional Call Option Confirmation.

(x)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(j)(i) or, if applicable, by the definition of “Announcement Event”, and provided that for purposes of the foregoing (1) Section 12.1(d) of the Equity Definitions shall be amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such occurrence or declaration, as applicable; provided that in no event shall the Cap Price be less than the Strike Price. Solely for purposes of this Section 9(x) “Extraordinary Dividend” means any cash dividend on the Shares.

(y)	[Insert preferred form of U.S. QFC Stay Rule language for each Dealer, if applicable.]

(z)	Tax Matters.

(i)	Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties make the following representations, as applicable:

(A)

Counterparty is a corporation created or organized under the laws of the State of Delaware and a “U.S. person” (as that term is used in Treasury Regulation section 1.1441-4(a)(3)(ii)) for U.S. federal income tax purposes. It is “exempt” within the meaning of Treasury Regulation section 1.6049-4(c) from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(B)	[__][66]

(ii)	Tax Forms. For the purpose of Section 4(a)(i) of the Agreement:

(A)

Counterparty shall provide Dealer with a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.

(B)

[Dealer shall provide Counterparty with a valid and duly executed U.S. Internal Revenue Service Form [__], or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.][67]

66 Up date for specific Dealers.
67 Update for specific Dealers.

(iii)

Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)

Section 871(m) Protocol. Dealer and Counterparty hereby agree that the Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”)) and the Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 2015 Section 871(m) Protocol.

(aa)	[Insert additional Dealer boilerplate, if applicable.]

[Signature Pages Follow.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to [Dealer].68

Very truly yours,

[Dealer]

By:
Name:
Title:

68 Include Dealer preferred signature page information, as applicable.

[Signature Page to [Base][Additional] Capped Call Confirmation]

Accepted and confirmed
as of the Trade Date:

COHU, INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]